EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz First Senior Vice President Director of Marketing, Shareholder & Public Relations (973) 305-4005

VALLEY NATIONAL BANCORP SETS RECORD AND PAYMENT DATE

FOR COMMON STOCK CASH DIVIDEND

Wayne, NJ - Tuesday, November 19, 2013 — Valley National Bancorp (NYSE:VLY)(“Valley”), the holding company for Valley National Bank, announced today that a common stock cash dividend of $0.11 per share will be paid January 2, 2014 to shareholders of record on December 13, 2013. The dividend amount per share decreased $0.0525 from the previous quarterly cash dividend of $0.1625.

“While Valley has been one of the few financial institutions to maintain its quarterly dividend levels throughout the Great Recession, we also recognize that we are entering an economic cycle where greater levels of capital may be needed. As net interest margins continue to tighten and regulatory costs increase, asset growth is essential for Valley to maintain its profitability. As witnessed in the third quarter of 2013, our loan portfolio grew by $514 million, or approximately 19 percent annualized, from the second quarter of 2013. Although, we cannot guarantee the same loan growth in the future, we are cautiously optimistic about our ability to grow our franchise’s balance sheet and our ability to compete in our marketplace. Additionally, we have taken a number of steps to reduce expenses during 2013, including the replacement of certain junior subordinated debentures with lower cost long-term debt and our freezing of the Board’s retirement plan and the Bank’s defined benefit pension plans,” said Gerald H. Lipkin, Chairman, President and Chief Executive Officer.

“It has been our desire to maintain dividend levels, and do not take today’s action to reduce the dividend lightly. While our performance and capital are already strong, the quarterly retention of a higher amount of capital will provide us more flexibility to grow the business. The dividend reduction was not the result of any regulatory actions. The Federal Reserve has cautioned all bank holding companies about distributing dividends which may reduce the level of capital or not allow capital to grow in anticipation of new higher capital levels as required under Basel III,” Lipkin added.

About Valley

Valley is a regional bank holding company headquartered in Wayne, New Jersey with $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

1455 Valley Road, Wayne, NJ 07470         phone: 973-305-3380         fax: 973-696-2044         www.valleynationalbank.com

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and Valley’s actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2012.

1455 Valley Road, Wayne, NJ 07470         phone: 973-305-3380         fax: 973-696-2044         www.valleynationalbank.com